Exhibit 10

AGREEMENT, WAIVER AND GENERAL RELEASE

YOU ARE ADVISED TO CONSULT AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
PLEASE READ CAREFULLY.   YOU ARE GIVING UP LEGAL CLAIMS THAT YOU MIGHT HAVE AGAINST YOUR EMPLOYER BY SIGNING THIS AGREEMENT.

To:	Charles C. Cornelio

Re:        Agreement, Waiver and General Release

This Agreement, Waiver and General Release ("Agreement") sets out the terms of your separation from employment with the Company.  Under this Agreement, the Company (which for purposes of this Agreement is defined as Lincoln National Corporation, its affiliates and subsidiaries), will provide you with the payments and other benefits as outlined in paragraph 2.b below in exchange for your agreement to waive and release any legal claims you have against the Company and for your other promises as set forth in this Agreement.

Terms of the Agreement

1.            Your employment will terminate other than for cause as a result of your retirement effective April 15, 2015 ("Separation Date").  Your work completion date is March 2, 2015. You will be on a paid leave of absence from your work completion date through your Separation Date during which time you will make yourself reasonably available in good faith to assist the Company in the transition of your duties and to attend to any other matters reasonably related to your job duties.

2.            This Agreement terminates your Company-employee relationship and any claims you might have against the Company arising from that relationship.  In return for your release of claims, the Company agrees to provide you with payments and benefits to which you otherwise would not be entitled.  Accordingly, you and the Company (the "parties") agree as follows:

a.	Whether you sign this Agreement or not, the following will apply:
▪	The Company will continue to pay you the compensation and retirement and health & welfare benefits that you have earned through February 27, 2015;

▪
You will receive payment for any unused Managed Time/Paid Time Off ("PTO") benefits that are accrued and available pursuant to Company policy as of your Separation Date, such payments to be calculated based upon your final base rate of pay;

▪
You will receive any vested retirement benefits (defined benefit and defined contribution, qualified and non-qualified), and/or deferred compensation benefits in accordance with the terms and conditions of the applicable plan documents, program documents and/or administrative guidelines governing those benefits, as they may be amended or terminated from time to time.  This Agreement does not release any claims for vested benefits under any of the Company's retirement or deferred compensation plans or other programs that you may have, in accordance with the terms and conditions of such plans or programs;

▪	You can elect the period of continued health benefits coverage to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); and

▪
Your benefits, including but not limited to health and welfare benefits (medical, dental, vision), critical illness coverage, accident insurance coverage, flexible spending accounts, long term disability benefits, short term disability benefits and accrual of PTO will cease as of your Separation Date.  If you wish to convert to an individual life insurance policy, verify your current coverage by either checking your benefits record in HRDirect or contacting the HR Service Center (Tel. 866-922-6543, Fax: 336-691-3750, email: HRServiceCenter@lfg.com, Mon.-Fri. 9:00 a.m. - 6:00 p.m. ET).  Once you have this information, contact Group Protection at 800-680-4652 for a quote.  Your critical illness and/or accident insurance coverages, if any, are portable.  For more information, contact Group Protection at 877-815-9256.

b.	In exchange for your release of claims and your other promises as set forth in this Agreement, the Company agrees to provide you:

▪
Seventy-eight (78) weeks of separation pay paid bi-weekly, less taxes and withholdings, based on your final base rate of pay, commencing on a date no sooner than six (6) months and one (1) day after your Separation Date, but no later than seven (7) months after your Separation Date, such payment to be in full satisfaction of the Company's obligation to you under the terms of the Lincoln National Corporation Severance Pay Plan, the Severance Plan for Officers of Lincoln National Corporation, the Severance Plan for Officer Equivalents of Lincoln National Corporation and/or any other plan, program, arrangement or promise paying severance or severance-type benefits, as they may be amended, modified or revoked from time to time (collectively, "LNC Severance Plans").  Severance and/or severance-type benefits paid out under any LNC Severance Plan offsets, dollar-for-dollar, any severance or severance-type benefits paid or payable under any other of the LNC Severance Plans (i.e., no "double-dipping") and will otherwise be paid (or not paid) in accordance with the terms of the applicable plan document.  Additionally, you waive any claim to benefits under the LNC Severance Plans, except as provided herein.  If you become employed by the Company as a regular (other than temporary) employee or if you violate any of the competitive, non-solicitation, non-recruitment, confidentiality or other restrictions in this Agreement, any remaining separation pay will immediately and permanently cease without further recourse by you.  Payments or portions of payments are delayed six (6) months from your Separation Date in compliance with section 409A of the Internal Revenue Code of 1986, as amended;

▪
A one-time cash lump-sum payment of $10,400 less necessary taxes and withholdings, representing the severance stipend under the Lincoln National Corporation Severance Pay Plan and the Severance Plan for Officers of Lincoln National Corporation or Severance Plan for Officer Equivalents of Lincoln National Corporation, paid on a date no sooner than six (6) months and one (1) day after your Separation Date, but no later than seven (7) months after your Separation Date.  The severance stipend will be paid in accordance with and in full satisfaction of the terms of the LNC Severance Pay Plan and the Severance Plan for Officers of Lincoln National Corporation or the Severance Plan for Officer Equivalents of Lincoln National Corporation pertaining to the severance stipend;

▪
In lieu of any Long Term Incentive Plan (LTIP) award in 2015 or thereafter, a one-time cash lump-sum payment of $144,807 less necessary taxes and withholdings, paid within thirty (30) days after your Separation Date;

▪	Reimbursement for tax preparation and financial advisory services up to the 2015 tax year in accordance with Company guidelines and limits.

▪	Reimbursement for air and related travel expenses for the Notre Dame leadership program, subject to the Company's travel and entertainment reimbursement policies.

▪
Reimbursement for any COBRA health & welfare benefits continuation coverage premiums that you actually incur for you and your enrolled dependents, grossed-up for taxes, covering a period of 18 months following your Separation Date;

▪
Outplacement services and career transition assistance, which services may commence immediately and must commence no later than three (3) months after your Separation Date, provided that all such services are utilized within one (1) year following your Separation Date;

▪
An Annual Incentive Program ("AIP") bonus for the 2014 program year (calculated based upon your 2014 annual earnings as defined under the 2014 Lincoln National Corporation Annual Incentive Program Document) to be paid if you are eligible in accordance with the applicable Incentive Compensation Plan and the terms and limitations in the applicable AIP documents.  Your 2014 AIP bonus will be calculated using an individual performance modifier of 100%. If you have made a valid election under the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan ("DC SERP") to defer a portion of your 2014 AIP, your deferral election will be honored and such portion of any AIP payout will be deferred and, if applicable, matched under the DC SERP at the same time and in the same manner as for other DC SERP participants; provided, however, that you will be treated in the same manner as similarly-situated executives of the Company with respect to decisions by the Compensation Committee of the Board of Directors relating to whether applicable Company performance measures have been met.

▪
An Annual Incentive Program ("AIP") pro-rata bonus for the 2015 program year (calculated based upon your 2015 annual earnings as defined under the 2015 Lincoln National Corporation Annual Incentive Program Document) to be paid if you are eligible in accordance with the applicable Incentive Compensation Plan and the terms and limitations in the applicable AIP documents.  Your 2015 AIP bonus will be calculated using an individual performance modifier of 100%. If you have made a valid election under the Lincoln National Corporation Deferred Compensation & Supplemental/Excess Retirement Plan ("DC SERP") to defer a portion of your 2015 AIP, your deferral election will be honored and such portion of any AIP payout will be deferred and, if applicable, matched under the DC SERP at the same time and in the same manner as for other DC SERP participants; provided, however, that you will be treated in the same manner as similarly-situated executives of the Company with respect to decisions by the Compensation Committee of the Board of Directors relating to whether applicable Company performance measures have been met; and

▪
Your equity awards (such as Restricted Stock Awards, Restricted Stock Unit Awards, Stock Option Awards, Stock Appreciation Rights, LTIPs or other incentive awards or bonuses, etc.) will vest and be distributed, exercisable, forfeitable, or subject to claw-back in accordance with the terms of applicable plan documents, as they may be amended from time to time, together with any award agreements that you may have received thereunder, including but not limited to any forfeiture provisions relating to non-competition, non-solicitation, confidentiality; provided, however, that you will be treated in the same manner as similarly-situated executives of the Company with respect to decisions by the Compensation Committee of the Board of Directors relating to whether applicable Company performance measures have been met.

Amounts of paid to you under this Agreement are in full satisfaction of all monies owing to you under any severance plan or program sponsored by the Company.

3.            You agree to the following:

a.
You irrevocably and unconditionally release and discharge the Company, its predecessors, successors and assigns, as well as past and present officers, directors, attorneys and employees, from any and all claims, liabilities or promises outside of this Agreement, known or unknown, including but not limited to those arising out of or relating to your employment and separation from employment with the Company.  You waive these claims on behalf of yourself and on behalf of your heirs, assigns and anyone making a claim through you.  The claims waived and discharged include, but are not limited to:

▪	claims under the Employee Retirement Income Security Act of 1974 ("ERISA") (except for any vested benefits under any tax qualified benefit plan);

▪	claims under the Worker Adjustment and Retraining Notification Act;

▪
employment discrimination and retaliation claims, including claims under Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 ("ADEA") and Older Workers Benefit Protection Act (as long as those claims arose up to and including the date you signed this Agreement), the Family and Medical Leave Act and the Equal Pay Act;

▪	claims for any disputed wages, including claims for any back wages or overtime;

▪	claims under any other federal, state or local law, rule, regulation or ordinance;

▪
claims based on any public policy, contract (including breach of contract), tort (including wrongful discharge, invasion of privacy, defamation, fraud, interference with contractual relations and infliction of emotional distress) or common law; or

▪	any basis for recovering costs, fees or other expenses, including attorney's fees incurred in these matters.

(Collectively, the "Claims").

b.
You agree that you will not file any claim or lawsuit against the Company, its predecessors, successors and assigns, as well as past and present officers, directors and employees for any claim waived.  You represent and warrant that you have not filed any such claim to date or, to the extent that you have filed such a claim, you will either withdraw that claim with prejudice and agree not to pursue it further, or you will waive any right to recover any money damages or other monetary relief in any claim or suit brought by or through any federal, state or local agency, consistent with the last sentence of this paragraph.  You represent that you have not filed any complaints or claims against the Company with any state or federal court, that you will not do so at any time hereafter for claims covered by this Agreement, and that if any such court assumes jurisdiction of any complaint or claim against the Company, you will immediately request the court to dismiss the matter and take all such additional steps necessary to facilitate such dismissal with prejudice.  You also promise not to sue, or join with others in suing, the Company on any of the released claims.  By signing this Agreement, you waive your right to recover any damages or other relief in any claims or lawsuits brought by or through the Equal Employment Opportunity Commission or any other state or local Fair Employment Practices Agency on your behalf under any federal, state or municipal discrimination law, except where prohibited by law.  You agree to release and discharge the Company not only from any and all claims which you could make on your own behalf, or which you have made on your own behalf, but also specifically waive any right to become, and you promise not to become, a member of any class in any proceeding or case in which a claim or claims against the Company may arise, in whole or in part, from any event which occurred as of the date you signed this Agreement, except where prohibited by law.  You acknowledge that this Agreement does not prevent you from filing a charge of discrimination with any federal, state or local agency or commission, although by signing this document you waive any right to recover any money damages or other monetary relief in any claim or suit brought by or through any federal, state or local agency

c.	You represent that you have: (1) received all leaves of absence and compensation due to you as a result of the services you performed for the Company through the date you execute this Agreement, and unless specifically provided for in this Agreement, the Company does not owe you any wages, overtime pay, commissions, bonuses, sick pay, disability leave pay, family leave pay, severance pay, separation pay, or any other compensation, benefit, leave, payment or remuneration of any kind or nature; and (2) reported to the Company any and all work-related injuries incurred by you during your employment with the Company.

4.            You agree that you will not, directly or indirectly, disclose the terms of this Agreement prior to the Company's public filing of this document to anyone other than your spouse, outplacement consultant, attorney, accountant or tax advisor, except to the extent disclosure is required for accounting or tax reporting purposes or as otherwise required by law.

5.            On or before April 15, 2015, you will have returned all Company property of any kind (including all copies thereof), including but not limited to documents, keys, forms, correspondence, computers, phones, printers, pagers, Blackberries, PDAs, computer programs, memos, discs, and the like.

6.            Due to the knowledge and information you possess and have gained as a result of your employment with the Company, you hereby agree to make yourself available, at reasonable times, to cooperate, consult, testify, etc. with respect to current and future audits, investigations, inquiries, and legal actions, including but not limited to litigation, arbitrations, mediation, administrative and/or regulatory proceedings in which the Company is a party.  The Company's only expectation with regard to any testimony is that you testify truthfully.  You agree to make yourself reasonably available in good faith to assist and respond to the Company in the transition of your duties.

7.            As a result of your position and your service on the Company's Senior Management Committee, you have been instrumental in developing the strategic direction of the Company's business and have participated in the development of the Company's overall strategic direction.  You also have developed, obtained or learned specific confidential information and trade secrets which are the property of the Company.  You hereby covenant and agree to use your best efforts and utmost diligence to guard and protect such confidential information and trade secrets and to not disclose or permit to be disclosed to any third party by any method whatsoever any such confidential information or trade secrets.  Confidential information or trade secrets shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, devices, programs, computer software, writings, research, personnel information of whatever nature, in the possession or control of the Company which has not or have not been published or disclosed to the general public or which gives the Company an opportunity to obtain an advantage over competitors who do not know or have access to it.

8.            You agree that neither you nor any entity directly or indirectly controlled by you will directly or indirectly participate in a proscribed activity.  A "proscribed activity" through a date which is two (2) years after your Separation Date shall mean either (1) soliciting others to invest in the common stock of LNC for the purpose of effecting an acquisition of control of LNC or him/her directly investing in more than one percent (1%) of the common stock of LNC, or (2) using confidential information or trade secrets (as described above) to assist any person, entity or group of persons which intends to or does attempt to effect an acquisition of control of LNC.  The term "control" shall be defined for purposes of this paragraph to have the meaning of control contained in Ind. Code Ann. §27-1-23-1(e) [Burns Supplement].

9.            Commencing immediately following your Separation Date and continuing for a period of one hundred and four (104) weeks you will not act, without prior written authorization of the Chief Executive Officer of the Company, as a director, officer, employee, agent, consultant or advisor to, nor directly or indirectly become associated with any person, firm, company or corporation that, in the sole and exclusive discretion of the Company, is competitive with any Company business as of the Separation Date.  You specifically acknowledge that the geographic region to which this restriction applies is national in scope because that is the region in which the Company competes.  This restriction does not prohibit you from buying, selling or otherwise trading in the securities of any corporation that is listed on any recognized securities exchange, and you may engage in any other business activities not competitive with the Company's business.  The Company will not object to your service on the boards of other non-

competitive companies as a director so long as there is no conflict with the terms of this paragraph.  You agree that you will immediately notify the Company in writing prior to commencing any activity that may violate the Competitive Activity Restriction.  You agree to respond immediately and in good faith to any inquiries from the Company regarding any Competitive Activity (hereinafter, the "Competitive Activity Restriction").  In the event you violate this Competitive Activity Restriction, all future payments and benefits payable under paragraph 2.b of this Agreement shall immediately cease and be forfeited by you.  Additionally, you will be required to tender back to the Company a pro-rata portion of any payments already received pursuant to paragraph 2.b of this Agreement, such pro-rata repayment amount to be calculated using a fraction consisting of the number of days remaining in the non-competition period including and following the first date upon which you violate the Competitive Activity Restriction as the numerator and the number 730 as the denominator; provided further that you will not be required to repay an amount equal to three (3) weeks of separation pay payable to you under paragraph 2.b of this Agreement and such amount shall be adequate consideration for the release of claims in this Agreement, which shall remain in full force and effect.  You understand and agree that the purpose and effect of this provision does not in any way restrict or otherwise preclude you from earning a living elsewhere.  Rather, the effect of this provision limits your ability to receive payments under paragraph 2.b of this Agreement if you engage in any activity that violates the Competitive Activity Restriction ("Competitive Activity").  At any time you may choose to forego payments and/or repay payments you have already received under paragraph 2.b of this Agreement in order to engage in a Competitive Activity.

10.             Commencing immediately following your Separation Date and continuing for a period of one hundred and four (104) weeks, you agree that you will not directly or indirectly solicit or endeavor to: (i) entice away and/or hire from the Company any person who is currently employed by the Company or was within one year before the Separation Date employed by the Company or hereafter employed at any time through the Separation Date; (ii) solicit any person, business, or entity that is now or was within one year before the Separation Date a customer or client of the Company during your employment with the Company; or (iii) solicit any person, business, or entity that is now or was within one year before the Separation Date an agent, broker, or financial advisor employed by, contractually affiliated with, or registered with the Company while you were employed by the Company to terminate their relationship with the Company; provided, however, that reasonable charitable solicitations on behalf of any not-for-profit organization shall not violate this Agreement.  In the event you violate this restriction, all future payments and benefits payable under paragraph 2.b of this Agreement shall immediately cease and be forfeited by you and you will be required to repay all but three (3) weeks of separation pay received pursuant to paragraph 2.b of this Agreement and such amount shall be adequate consideration for the release of claims in this Agreement, which shall remain in full force and effect.

11.            If you materially breach or violate any provision in this Agreement, the Company shall have the right to cease any further payments, bonuses, COBRA premium reimbursements, and benefits called for under paragraph 2.b of this Agreement; provided, however, that this Agreement shall otherwise remain in full force and effect and the consideration supporting this Agreement shall be deemed adequate as long as you will have received at least three (3) weeks of separation pay pursuant to paragraph 2.b of this Agreement; provided further, however, that no party to this Agreement shall be considered to be in material breach of this Agreement except after having been given written notice of said material breach and ten (10) calendar days having passed without said material breach having been cured.

12.            If you re-apply for employment with the Company, the Company, in its sole and exclusive discretion, may either accept or refuse the application without incurring any liability of any type whatsoever, based on this Agreement.  You agree that any refusal or failure by the Company to employ or re-employ you shall not be unlawful retaliation or discrimination against you.

13.            You acknowledge and agree to the following:

▪
You understand completely your right to review all aspects of this Agreement with an attorney of your choice at your own expense, and have had the opportunity to consult with an attorney of your choice at your own expense;

▪	You have forty-five (45) days from the date you receive this document to consider this Agreement;

▪
You have seven (7) days after signing this Agreement to revoke it.  You can revoke the Agreement at any time during the initial seven (7) day period immediately following the date you sign this Agreement;

▪	You do not waive rights or claims under ADEA that might arise after the date this waiver is executed;

▪
This Agreement does not become effective, and none of the payments or other benefits listed in paragraph 2.b. will be paid, until the eighth day after the date you sign this Agreement, provided you have not revoked or attempted to revoke your acceptance;

•	You acknowledge that in signing his document you are not relying on any representations or statements made by any employee of the Company;

▪
The payment of any consideration and/or monies is not an admission of liability on the part of the Company, but to the contrary represents a negotiated compromise and agreement.  This Agreement shall not in any way be interpreted to render you a "prevailing party" for any purpose, including but not limited to, an award of attorney's fees under any statute or otherwise;

▪	You have carefully read and fully understand all the provisions of this Agreement and that you are freely, knowingly, and voluntarily entering into this Agreement; and

▪	This Agreement is written in a manner that is clear and understandable to you.

14.            The provisions of this Agreement are severable.  If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

15.            This Agreement is binding on and will inure to the benefit of the parties and their heirs, administrators, representatives, executors, successors, and assigns. In the event of your death, provided that no uncured material breaches of this Agreement exist, any remaining or outstanding separation payments specified in paragraph 2.b. will within thirty (30) days of your death be paid in a lump-sum to any then-current spouse if then living, or if not then living, to your estate; provided, however, the Company makes no representations or warranties as to the tax treatment of such payments and you, your spouse(s), your heirs, your personal representative(s), and each of their successors and assigns agree to release, indemnify, and hold harmless the Company against any and all claims or causes of action relating to any payments made or not made pursuant to this Agreement and/or to the terms of this Agreement, including but not limited to claims for negligence.

16.            References will be limited to confirmation of your dates of employment, last position held and, if you authorize, your final rate of pay.

17.            This Agreement is made and entered into in the Commonwealth of Pennsylvania and shall in all respects be interpreted, enforced and governed under the internal laws (and not the conflicts of laws rules) of said Commonwealth.  If any provision of this Agreement or the application of this Agreement is construed to be overbroad, illegal or contrary to public policy, then the court shall have the authority to narrow or amend the provision as necessary to make it enforceable and the provision shall then be enforceable in its narrowed or amended form.  Moreover, should any provision of this Agreement be declared or determined to be null, void, inoperative, illegal or invalid for any reason, the validity of the remaining parts, terms or provisions shall not be affected, and they shall retain their full force and effect.  The null, void, inoperative, illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

18.            This Agreement sets forth the entire agreement between the parties, and fully supersedes any and all prior negotiations, agreements or understandings between the parties pertaining to the subject matter of this Agreement, except as specifically provided herein.  This Agreement may not be modified or amended by the parties except by a written agreement signed by both of the parties hereto evidencing a clear intent by both parties to modify and/or amend this Agreement.

BALANCE OF THIS PAGE LEFT BLANK INTENTIONALLY
SIGNATURES FOLLOW ON NEXT PAGE

IF YOU VOLUNTARILY ENTER INTO THIS AGREEMENT, PLEASE SIGN IN THE SPACE INDICATED BELOW.

Dated:	March 3, 2015
/s/ Charles C. Cornelio
Charles C. Cornelio
Witness:

ACCEPTANCE OF LINCOLN NATIONAL CORPORATION

The undersigned accepts the foregoing Agreement on behalf of Lincoln National Corporation.

Dated:	March 3, 2015
/s/ Lisa M. Buckingham
Authorized to execute this Agreement on behalf of Lincoln National Corporation
Witness:	/s/ Kimberly Collins

EXHIBIT A

TO:                          Corporate Secretary
c/o Sharon M. Jeffers

SUBJECT:                          Resignation

Effective immediately, I resign as a director and/or officer of Lincoln National Corporation and all of its subsidiary companies in which I hold such a position, including but not limited to the following:

Executive Vice President; Chief Administrative Officer, Lincoln National Corporation

Executive Vice President; Chief Administrative Officer, Lincoln National Management
Corporation

Director; Executive Vice President; Chief Administrative Officer, The Lincoln National Life
Insurance Company

Director; Executive Vice President; Chief Administrative Officer, Lincoln Life & Annuity Company of New York

Director, Lincoln Financial Securities Corporation

Director, Lincoln Investment Advisors Corporation

Managing Committee; Chief Executive Officer and President, Lincoln Retirement Services
Company, LLC

Director, Allied, Professional Advisors, Inc.

Director, First Penn-Pacific Life Insurance Company

Director, Jefferson-Pilot Investments, Inc.

Director, JPSC Insurance Services, Inc.

Director, Lincoln Financial Investment Services Corporation

Dated:

Charles C. Cornelio